Exhibit 99.1

CHARLES B. LEBOVITZ Chairman of the Board and Chief Executive Officer JOHN N. FOY Vice Chairman of the Board and Chief Financial Officer	STEPHEN D. LEBOVITZ President BEN S. LANDRESS Executive Vice President MOSES LEBOVITZ (1905-1991)

Investor Contact: Katie Reinsmidt, Director of Corporate Communications and Investor Relations, 423.490.8301, katie_reinsmidt@cblproperties.com

CBL & ASSOCIATES PROPERTIES REPORTS
FIRST QUARTER RESULTS

•	Same center NOI increased 0.9% for the quarter ended March 31, 2008, over the prior-year period, excluding lease termination fees.

•	Portfolio occupancy increased 60 basis points to 91.6% at March 31, 2008 over the prior year period.

•	FFO per share increased 2.6% to $0.80 in the first quarter.

•	Total revenues increased 11.8% during the first quarter.

CHATTANOOGA, Tenn. (April 30, 2008) – CBL & Associates Properties, Inc. (NYSE:CBL) announced results for the first quarter ended March 31, 2008. A description of each non-GAAP financial measure and the related reconciliation to the comparable GAAP measure is located at the end of this news release.

          Net income available to common shareholders for the quarter ended March 31, 2008, was $6,171,000, compared with $17,401,000 for the prior-year period. Net income available to common shareholders per diluted share was $0.09 for the quarter ended March 31, 2008, compared with $0.26 for the prior-year period.

          Net income available to common shareholders for the quarter ended March 31, 2008 was primarily impacted by an increase in depreciation expense of $0.15 per share and an increase in interest expense as compared with the prior-year period.

          Funds from Operations (“FFO”) allocable to common shareholders for the quarter ended March 31, 2008, was $52,927,000, compared with $51,005,000 for the prior-year period, representing an increase of 3.8%. FFO per share on a diluted, fully converted basis increased 2.6% to $0.80 for the quarter ended March 31, 2008, from $0.78 in the prior-year period.

          FFO of the operating partnership for the quarter ended March 31, 2008, was $92,855,000, compared with $90,757,000 for the prior-year period, representing an increase of 2.3%.

CBL & ASSOCIATES PROPERTIES. INC

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CBL Reports First Quarter Results

April 30, 2008

HIGHLIGHTS

▪	Total revenues increased 11.8% during the quarter ended March 31, 2008, to $278,279,000 from $249,018,000 in the prior-year period.

▪

Same-center net operating income for the portfolio (“NOI”), excluding lease termination fees, for the quarter ended March 31, 2008, increased by 0.9% compared with a decline of 1.8% for the prior-year period.

▪

Same-store sales for mall tenants of 10,000 square feet or less for stabilized malls for the twelve months ended March 31, 2008, declined 2.7% to $341 per square foot compared with $350 per square foot in the prior-year period.

▪

The debt-to-total-market capitalization ratio as of March 31, 2008, was 67.6% based on the common stock closing price of $23.53 and a fully converted common stock share count of 116,941,000shares as of the same date. The debt-to-total-market capitalization ratio as of March 31, 2007, was 46.8% based on the common stock closing price of $44.84 and a fully converted common stock share count of 116,272,000 shares as of the same date.

▪

Consolidated and unconsolidated variable rate debt of $1,278,973,000 represents 13.6% of the total market capitalization for the Company and 20.2% of the Company’s share of total consolidated and unconsolidated debt.

CBL’s Chairman and Chief Executive Officer, Charles B. Lebovitz, said, “Our efforts in 2007 to increase the new development and expansion platform and establish leasing momentum provided a solid foundation for the first quarter of 2008. We were able to start the year with positive same-property NOI growth, improved portfolio and mall occupancy and very strong new and renewal leasing spreads. We have complemented that performance with over $380 million of new financings that we recently announced including a $228 million term loan. These financings provide us with the financial flexibility to sustain this momentum and continue executing our strategic plan.

“We celebrate two significant milestones in 2008 with the 30-year anniversary of our founding and the 15-year anniversary of becoming a public company. Throughout these times, we have demonstrated a commitment to delivering positive returns to our shareholders by developing and acquiring malls and shopping centers where we can become the market leader and then adding value to those properties by leveraging our long-standing retailer relationships. This commitment and philosophy has allowed us to succeed in all economic cycles. We expect similar results in 2008.”

     PORTFOLIO OCCUPANCY

	March 31,
	2008	2007

Portfolio occupancy	91.6%	91.0%
Mall portfolio	91.3%	91.2%
Stabilized malls	91.4%	91.5%
Non-stabilized malls	89.2%	84.7%
Associated centers	94.9%	92.0%
Community centers	90.0%	80.7%

CBL & ASSOCIATES PROPERTIES. INC

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CBL Reports First Quarter Results

April 30, 2008

DISPOSITIONS

          In April 2008, CBL completed the sale of five community centers located in Greensboro, NC for approximately $24.0 million to three separate buyers. The community centers included Brassfield Square, Hunt Village, Northwest Centre, Caldwell Court and Garden Square. As a result of these sales, CBL expects to record a $1.5 million gain on sale of real estate in net income during the second quarter.

FINANCINGS

          During the first quarter, the 50/50 joint venture between CBL and an institutional investor advised by Commonwealth Realty Advisors, Inc. entered into a $100.0 million, interest-only non-recourse five-year loan secured by Friendly Center and six adjacent office buildings in Greensboro, NC. The loan has a fixed interest rate of 5.33%. The joint venture also completed a $15.7 million, interest-only non-recourse five-year loan secured by Renaissance Center in Durham, NC. The loan has a fixed interest rate of 5.22%.

          CBL also entered into a separate one-year extension of the $39.6 million, non-recourse loan secured by Oak Hollow Mall in High Point, NC. The extension maintains the interest rate of 7.31%. CBL has the option to further extend the loan for an additional five years.

          Subsequent to the quarter-end, CBL entered into a new, unsecured term facility for up to $228.0 million. The facility will have an initial term of three years with two one-year extensions at the Company’s option and will bear interest based on leverage (debt to gross asset value) in the range of 150 to 180 basis points over the LIBOR. The proceeds were used to pay down outstanding balances on the Company’s lines of credit, providing CBL with additional financial flexibility.

          The banks participating in the new term loan include Wells Fargo Bank as Lead Arranger; Aareal Capital Corporation, Regions Bank, US Bank, Fifth Third Bank and Raymond James Bank.

OTHER SIGNIFICANT EVENTS

          During the first quarter, CBL announced that it had been awarded management and other contracts for Ford City Mall in Chicago, IL, and Adrian Mall in Adrian, MI. Ford City Mall and Adrian Mall are owned by Equity Group Investments, Inc., the private investment firm founded by Sam Zell.

OUTLOOK AND GUIDANCE

          Based on today’s outlook and the Company’s first quarter results the Company is maintaining guidance for 2008 FFO in the range of $3.46 to $3.56 per share. The full year guidance assumes same-center NOI growth in the range of 0.0% to 2.0%, excluding lease termination fees from both applicable periods. The guidance also assumes $0.12 to $0.16 of outparcel sales for the year. The Company expects to update its annual guidance after each quarter’s results.

	Low	High

Expected diluted earnings per common share	$0.77	$0.87
Adjust to fully converted shares from common shares	(0.33)	(0.38)

Expected earnings per diluted, fully converted common share	0.44	0.49
Add: depreciation and amortization	2.69	2.69
Add: minority interest in earnings of Operating Partnership	0.33	0.38

Expected FFO per diluted, fully converted common share	$3.46	$3.56

INVESTOR CONFERENCE CALL AND SIMULCAST

          CBL & Associates Properties, Inc. will conduct a conference call at 10:00 a.m. EDT on Thursday, May 1, 2008, to discuss the first quarter results. The number to call for this interactive teleconference is (303) 262-2130. A seven-day replay of the conference call will be available by dialing (303) 590-3000 and entering the passcode 11110988#. A transcript of the Company’s prepared remarks will be furnished on a Form 8-K following the conference call.

CBL & ASSOCIATES PROPERTIES. INC

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CBL Reports First Quarter Results

April 30, 2008

          To receive the CBL & Associates Properties, Inc., first quarter earnings release and supplemental information please visit our website at cblproperties.com or contact Investor Relations at 423-490-8292.

          The Company will also provide an online Web simulcast and rebroadcast of its 2008 first quarter earnings release conference call. The live broadcast of CBL’s quarterly conference call will be available online at the Company’s Web site at cblproperties.com, as well as www.streetevents.com and www.earnings.com, on May 1, 2008, beginning at 10:00 a.m. EDT. The online replay will follow shortly after the call and continue through May 8, 2008.

          CBL is one of the largest and most active owners and developers of malls and shopping centers in the United States. CBL owns, holds interests in or manages 158 properties, including 86 regional malls/open-air centers. The properties are located in 27 states and total 84.7 million square feet including 2.2 million square feet of non-owned shopping centers managed for third parties. CBL currently has fifteen projects under construction totaling 4.0 million square feet including Pearland Town Center, Houston (Pearland), TX; Settlers Ridge in Pittsburgh, PA; The Pavilion at Port Orange in Port Orange, FL; Hammock Landing in West Melbourne, FL; two lifestyle/associated centers, eight expansions/redevelopments, and one community center. Headquartered in Chattanooga, TN, CBL has regional offices in Boston (Waltham), MA, Dallas, TX, and St. Louis, MO. Additional information can be found at cblproperties.com.

NON-GAAP FINANCIAL MEASURES

Funds From Operations

          FFO is a widely used measure of the operating performance of real estate companies that supplements net income determined in accordance with GAAP. The National Association of Real Estate Investment Trusts (“NAREIT”) defines FFO as net income (computed in accordance with GAAP) excluding gains or losses on sales of operating properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures and minority interests. Adjustments for unconsolidated partnerships and joint ventures and minority interests are calculated on the same basis. The Company defines FFO allocable to common shareholders as defined above by NAREIT less dividends on preferred stock. The Company’s method of calculating FFO allocable to common shareholders may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

          The Company believes that FFO provides an additional indicator of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assumes the value of real estate assets declines predictably over time. Since values of well-maintained real estate assets have historically risen with market conditions, the Company believes that FFO enhances investors’ understanding of its operating performance. The use of FFO as an indicator of financial performance is influenced not only by the operations of the Company’s properties and interest rates, but also by its capital structure.

          The Company presents both FFO of its operating partnership and FFO allocable to common shareholders, as it believes that both are useful performance measures. The Company believes FFO of its operating partnership is a useful performance measure since it conducts substantially all of its business through its operating partnership and, therefore, it reflects the performance of the properties in absolute terms regardless of the ratio of ownership interests of the Company’s common shareholders and the minority interest in the operating partnership. The Company believes FFO allocable to common shareholders is a useful performance measure because it is the performance measure that is most directly comparable to net income available to common shareholders.

          In the reconciliation of net income available to common shareholders to FFO allocable to common shareholders, the Company makes an adjustment to add back minority interest in earnings of its operating partnership in order to arrive at FFO of its operating partnership. The Company then applies a percentage to FFO of its operating partnership to arrive at FFO allocable to common shareholders. The percentage is computed by taking the weighted average number of common shares outstanding for the period and dividing it by the sum of the weighted average

CBL & ASSOCIATES PROPERTIES. INC

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CBL Reports First Quarter Results

April 30, 2008

number of common shares and the weighted average number of operating partnership units outstanding during the period.

          FFO does not represent cash flows from operations as defined by accounting principles generally accepted in the United States, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to net income for purposes of evaluating the Company’s operating performance or to cash flow as a measure of liquidity.

Same-Center Net Operating Income

          Net operating income (“NOI”) is a supplemental measure of the operating performance of the Company’s shopping centers. The Company defines NOI as operating revenues (rental revenues, tenant reimbursements and other income) less property operating expenses (property operating, real estate taxes and maintenance and repairs).

          Similar to FFO, the Company computes NOI based on its pro rata share of both consolidated and unconsolidated properties. The Company’s definition of NOI may be different than that used by other companies and, accordingly, the Company’s NOI may not be comparable to that of other companies. A reconciliation of same-center NOI to net income is located at the end of this earnings release.

          Since NOI includes only those revenues and expenses related to the operations of its shopping center properties, the Company believes that same-center NOI provides a measure that reflects trends in occupancy rates, rental rates and operating costs and the impact of those trends on the Company’s results of operations. Additionally, there are instances when tenants terminate their leases prior to the scheduled expiration date and pay the Company one-time, lump-sum termination fees. These one-time lease termination fees may distort same-center NOI trends and may result in same-center NOI that is not indicative of the ongoing operations of the Company’s shopping center properties. Therefore, the Company believes that presenting same-center NOI, excluding lease termination fees, is useful to investors.

Pro Rata Share of Debt

          The Company presents debt based on its pro rata ownership share (including the Company’s pro rata share of unconsolidated affiliates and excluding minority investors’ share of consolidated properties) because it believes this provides investors a clearer understanding of the Company’s total debt obligations which affect the Company’s liquidity. A reconciliation of the Company’s pro rata share of debt to the amount of debt on the Company’s consolidated balance sheet is located at the end of this earnings release.

          Information included herein contains “forward-looking statements” within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company’s various filings with the Securities and Exchange Commission, including without limitation the Company’s Annual Report on Form 10-K and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference therein, for a discussion of such risks and uncertainties.

CBL & ASSOCIATES PROPERTIES. INC

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CBL Reports First Quarter Results

April 30, 2008

CBL & Associates Properties, Inc.
Consolidated Statements of Operations
(Unaudited; in thousands, except per share amounts)

	Three Months Ended March 31,

	2008	2007

REVENUES:
Minimum rents	$172,032	$154,249
Percentage rents	4,990	6,482
Other rents	5,011	4,415
Tenant Reimbursements	86,279	77,671
Management, development and leasing fees	2,938	1,221
Other	7,029	4,980

Total revenues	278,279	249,018

EXPENSES:
Property operating	48,024	43,065
Depreciation and amortization	73,616	56,608
Real estate taxes	23,855	20,646
Maintenance and repairs	17,718	15,291
General and administrative	12,531	10,197
Other	6,999	3,639

Total expenses	182,743	149,446

Income from operations	95,536	99,572
Interest and other income	2,727	2,745
Interest expense	(80,224)	(66,127)
Loss on extinguishment of debt	—	(227)
Gain on sales of real estate assets	3,076	3,530
Equity in earnings of unconsolidated affiliates	979	598
Income tax provision	(357)	(803)
Minority interest in earnings:
Operating partnership	(4,742)	(13,563)
Shopping center properties	(6,049)	(730)

Income from continuing operations	10,946	24,995
Operating income of discontinued operations	680	103
Loss on discontinued operations	—	(55)

Net income	11,626	25,043
Preferred dividends	(5,455)	(7,642)

Net income available to common shareholders	$6,171	$17,401

Basic per share data:
Income from continuing operations, net of preferred dividends	$0.08	$0.27
Discontinued operations	0.01	—

Net income available to common shareholders	$0.09	$0.27

Weighted average common shares outstanding	65,897	65,109

Diluted per share data:
Income from continuing operations, net of preferred dividends		$0.26
Discontinued operations	0.01	—

Net income available to common shareholders	$0.09	$0.26

Weighted average common and potential dilutive common shares outstanding	66,109	65,886

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CBL Reports First Quarter Results

April 30, 2008

The Company’s calculation of FFO allocable to Company shareholders is as follows:
(in thousands, except per share data)

	Three Months Ended March 31,

	2008	2007

Net income available to common shareholders	$6,171	$17,401
Minority interest in earnings of operating partnership	4,742	13,563
Depreciation and amortization expense of:
Consolidated properties	73,616	56,608
Unconsolidated affiliates	6,677	3,504
Discontinued operations	2,240	460
Non-real estate assets	(243)	(228)
Minority investors’ share of depreciation and amortization	(348)	(606)
Loss on discontinued operations	—	55

Funds from operations of the operating partnership	$92,855	$90,757

Funds from operations per diluted share	$0.80	$0.78

Weighted average common and potential dilutive common shares outstanding with operating partnership units fully converted	116,744	116,636

Reconciliation of FFO of the operating partnership to FFO allocable to Company shareholders:
Funds from operations of the operating partnership	$92,855	$90,757
Percentage allocable to Company shareholders (1)	56.55%	56.20%

Funds from operations allocable to Company shareholders	$52,510	$51,005

(1) Represents the weighted average number of common shares outstanding for the period divided by the sum of the weighted average number of common shares and the weighted average number of operating partnership units outstanding during the period. See the reconciliation of shares and operating partnership units outstanding on page 9.

SUPPLEMENTAL FFO INFORMATION:
Lease termination fees	$1,460	$3,369
Lease termination fees per share	$0.01	$0.03

Straight-line rental income	$1,413	$1,124
Straight-line rental income per share	$0.01	$0.01

Gains on outparcel sales	$3,360	$3,799
Gains on outparcel sales per share	$0.03	$0.03

Amortization of acquired above- and below-market leases	$2,597	$2,930
Amortization of acquired above- and below-market leases per share	$0.02	$0.03

Amortization of debt premiums	$1,975	$1,902
Amortization of debt premiums per share	$0.02	$0.02

Income tax provision	$357	$803
Income tax provision per share	$—	$0.01

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CBL Reports First Quarter Results

April 30, 2008

Same-Center Net Operating Income
(Dollars in thousands)

	Three Months Ended March 31,

	2008	2007

Net income	$11,626	$25,043

Adjustments:
Depreciation and amortization	73,616	56,608
Depreciation and amortization from unconsolidated affiliates	6,677	3,504
Depreciation and amortization from discontinued operations	2,240	460
Minority investors’ share of depreciation and amortization in shopping center properties	(348)	(606)
Interest expense	80,224	66,127
Interest expense from unconsolidated affiliates	6,626	4,192
Minority investors’ share of interest expense in shopping center properties	(448)	(1,187)
Loss on extinguishment of debt	—	227
Abandoned projects expense	1,713	48
Gain on sales of real estate assets	(3,076)	(3,530)
Gain on sales of real estate assets of unconsolidated affiliates	(284)	(269)
Income tax provision	357	803
Minority interest in earnings of operating partnership	4,742	13,563
Loss on discontinued operations	—	55

Operating partnership’s share of total NOI	183,665	165,038
General and administrative expenses	12,531	10,197
Management fees and non-property level revenues	(8,429)	(6,690)

Operating partnership’s share of property NOI	187,767	168,545
NOI of non-comparable centers	(21,466)	(1,199)

Total same-center NOI	$166,301	$167,346

Malls	$152,781	$154,574
Associated centers	8,110	8,085
Community centers	1,849	1,384
Other	3,561	3,303

Total same-center NOI	166,301	167,346
Less lease termination fees	(811)	(3,369)

Total same-center NOI, excluding lease termination fees	$165,490	$163,977

Percentage Change:
Malls	-1.2%
Associated centers	0.3%
Community centers	33.6%
Other	7.8%

Total same-center NOI	-0.6%

Total same-center NOI, excluding lease termination fee	0.9%

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CBL Reports First Quarter Results

April 30, 2008

Company’s Share of Consolidated and Unconsolidated Debt
(Dollars in thousands)

	March 31, 2008

	Fixed Rate	Variable Rate	Total

Consolidated debt	$4,673,477	$1,216,143	$5,889,620
Minority investors’ share of consolidated debt	(24,073)	(3,043)	(27,116)
Company’s share of unconsolidated affiliates’ debt	410,759	65,873	476,632

Company’s share of consolidated and unconsolidated debt	$5,060,163	$1,278,973	$6,339,136

Weighted average interest rate	5.79%	3.75%	5.38%

	March 31, 2007

	Fixed Rate	Variable Rate	Total

Consolidated debt	$3,877,689	$836,753	$4,714,442
Minority investors’ share of consolidated debt	(24,703)	—	(24,703)
Company’s share of unconsolidated affiliates’ debt	208,730	29,902	238,632

Company’s share of consolidated and unconsolidated debt	$4,061,716	$866,655	$4,928,371

Weighted average interest rate	5.93%	6.22%	5.98%

Debt-To-Total-Market Capitalization Ratio as of March 31, 2008
(In thousands, except stock price)

	Shares Outstanding	Stock Price (1)	Value

Common stock and operating partnership units	116,941	$23.53	$2,751,622
7.75% Series C Cumulative Redeemable Preferred Stock	460	250.00	115,000
7.375% Series D Cumulative Redeemable Preferred Stock	700	250.00	175,000

Total market equity			3,041,622
Company’s share of total debt			6,339,136

Total market capitalization			$9,380,758

Debt-to-total-market capitalization ratio			67.6%

(1) Stock price for common stock and operating partnership units equals the closing price of the common stock on March 31, 2008. The stock price for the preferred stock represents the liquidation preference of each respective series of preferred stock.

Reconciliation of Shares and Operating Partnership Units Outstanding
(In thousands)

	Three Months Ended March 31,

	Basic	Diluted

2008:
Weighted average shares - EPS	65,897	66,109
Weighted average operating partnership units	50,634	50,635

Weighted average shares- FFO	116,531	116,744

2007:
Weighted average shares - EPS	65,109	65,886
Weighted average operating partnership units	50,749	50,750

Weighted average shares- FFO	115,858	116,636

Dividend Payout Ratio	Three Months Ended March 31,

	2008	2007

Weighted average dividend per share	$0.55047	$0.51032
FFO per diluted, fully converted share	$0.80	$0.78

Dividend payout ratio	69.2%	65.4%

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CBL Reports First Quarter Results

April 30, 2008

Consolidated Balance Sheets
(Unaudited, in thousands except share data)

	March 31, 2008	December 31, 2007

ASSETS
Real estate assets:
Land	$868,233	$917,578
Buildings and improvements	7,207,622	7,263,907

	8,075,855	8,181,485
Less: accumulated depreciation	(1,157,209)	(1,102,767)

	6,918,646	7,078,718
Held for sale	161,298	—
Developments in progress	308,467	323,560

Net investment in real estate assets	7,388,411	7,402,278
Cash and cash equivalents	65,742	65,826
Cash in escrow	2,640	—
Receivables:
Tenant, net of allowance	68,506	72,570
Other	11,233	10,257
Mortgage notes receivable	40,849	135,137
Investments in unconsolidated affiliates	195,397	142,550
Intangible lease assets and other assets	256,170	276,429

	$8,028,948	$8,105,047

LIABILITIES AND SHAREHOLDERS’ EQUITY
Mortgage and other notes payable	$5,889,620	$5,869,318
Accounts payable and accrued liabilities	363,043	394,884

Total liabilities	6,252,663	6,264,202

Commitments and contingencies
Minority interests	888,510	920,297

Shareholders’ equity:
Preferred Stock, $.01 par value, 15,000,000 shares authorized:
7.75% Series C Cumulative Redeemable Preferred Stock, 460,000 shares outstanding	5	5
7.375% Series D Cumulative Redeemable Preferred Stock, 700,000 shares outstanding	7	7
Common Stock, $.01 par value, 180,000,000 shares authorized,
66,306,773 and 66,179,747 issued and outstanding in 2008 and 2007, respectively	663	662
Additional paid-in capital	999,468	990,048
Accumulated other comprehensive loss	(12,329)	(20)
Accumulated deficit	(100,039)	(70,154)

Total shareholders’ equity	887,775	920,548

	$8,028,948	$8,105,047

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